[LETTERHEAD OF ROTHSTEIN, KASS & COMPANY, P.C.]

April 28, 2011

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re: SGOCO Group, Ltd. (f/k/a Hambrecht Asia Acquisition Corporation) (Commission File Number 001-35016)

We have read the statements that we understand SGOCO Group, Ltd. (f/k/a Hambrecht Asia Acquisition Corporation) (Commission File Number 001-35016) will include under Item 16.F. of the Form 20-F report it will file for the event that occurred on March 12, 2010 in relation to change of accountant to be filed by our former client, SGOCO Group, Ltd. (f/k/a Hambrecht Asia Acquisition Corporation). We agree with such statements made regarding our firm.

Yours truly,

/s/ Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C.